Exhibit 21.1

Subsidiary Companies of Life Sciences Research, Inc.

Name	Jurisdiction

Huntingdon Life Sciences Ltd.	England & Wales

Huntingdon Life Sciences Inc.	Delaware, USA

HIH Capital Ltd.	Jersey

HIH Ltd.	England & Wales

HRC Ltd.	England & Wales

Huntingdon Research Centre Ltd.	England & Wales

Huntingdon Consulting Engineers Ltd.	England & Wales

Huntingdon LSR Ltd.	England & Wales

Paragon Global Services Ltd.	England & Wales

Pathfinder Clinical Development Ltd.	England & Wales

Pathfinder Nominees Ltd.	England & Wales

Life Sciences Research Ltd.	England & Wales

Aquatox Ltd.	England & Wales

Huntingdon Life Sciences Co., Ltd.	Japan

LSR Pensions Ltd.	England & Wales

CentraLabS Clinical Research, Inc.	Delaware, USA

LSR (UK) Ltd.	England & Wales

CentraLabs Clinical Research Ltd.	England & Wales